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                                                                     Exhibit 3.1


                         CERTIFICATE OF INCORPORATION

                                      OF

                     Production Group International, INC.

     FIRST:    Name.  The name of the corporation is Production Group
               ----
International, Inc.

     SECOND:   Registered Office and Agent.  The address of the Corporation's
               ---------------------------
registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

     THIRD:    Purpose.  The nature of the business or purposes to be conducted
               -------
or promoted by the Corporation is as follows:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted under such law and the other laws of the State of Delaware.

     FOURTH:   Capital Stock.
               -------------

          (A)  Authorized Capital.  The total number of shares of capital stock
               ------------------
which the Corporation shall have authority to issue is Forty Million Five Hundred Twenty-Three Thousand One Hundred and Fifty-Five (40,523,155) shares, of which (i) Thirty Million (30,000,000) shares shall be Common Stock, $.01 par value per share, and (ii) Ten Million Five Hundred Twenty-Three Thousand One Hundred and Fifty-Five (10,523,155) shares shall be Preferred Stock, $.01 par value per share.


          (B)  Rights, Preferences and Restrictions of Preferred Stock.
               -------------------------------------------------------
The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock (the "Series A Stock"), which series shall consist of 600,000 shares, on the Series B Preferred Stock (the "Series B Stock"), which series shall consist of 400,000 shares, on the Series C Preferred Stock (the "Series C Stock"), which series shall consist of 1,350,000 shares, on the Series D Preferred Stock (the "Series D Stock") which Series shall consist of 1,600,000, and on the Series E Preferred Stock (the "Series E Stock"), which series shall consist of 1,796,407 shares are as set forth below in this Division (B) of Article FOURTH. Except as to the Series A Stock, the Series B Stock, the Series C Stock, the Series D Stock, and the Series E Stock, and except as otherwise provided in this Certificate of Incorporation, the Board of Directors is hereby authorized, subject to limitations prescribed by the Delaware General Corporation Law (the "DGCL") and the provisions of this Certificate of Incorporation, for the issuance from time to time of additional shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers,
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preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

               (a) the number of shares constituting that series and the distinctive designation of that series;

               (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

               (c) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

               (d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

               (e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

               (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

               (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

               (h) any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series.


          Subject to compliance with applicable Protective Provisions set forth in 7 below, the Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Series A Stock, the Series B Stock, the Series C Stock, the Series D Stock, and the Series E Stock), prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          1.   Dividend Provisions.  Subject to the rights of series of
               -------------------
Preferred Stock which may from time to time come into existence, the holders of the Series A Stock, the Series C Stock, the Series D Stock, and the Series E Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any

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dividend (payable other than in Common Stock or other nonredeemable equity securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the per share rate of $.08, $0.26, $0.70 and $0.835 per annum, respectively, or, if greater (as determined on a per annum basis and on an as converted basis for the Preferred Stock), an amount equal to that paid on any other outstanding shares of the Corporation, payable quarterly when, as and if declared by the Board of Directors. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Series B Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. The right to such dividends on shares of the Series A Stock, the Series B Stock, the Series C Stock, the Series D Stock, or the Series E Stock shall not be cumulative and no right shall accrue to holders of shares of the Series A Stock, the Series B Stock, the Series C Stock, the Series D Stock, or the Series E Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest.

          2.   Liquidation Preference.
               ----------------------

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock which may from time to time come into existence:

                     (i) The holders of the Series E Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Stock, Series C Stock, Series B Stock, Series D Stock, or Common Stock by reason of their ownership thereof, an amount per share equal to $8.35 for each outstanding share of Series E Stock held by each such holder (the "Original Series E Issue Price") plus any declared but unpaid dividends on such stock. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series E Stock shall be insufficient to permit the payments to such holders of the full aforesaid preferential amount, then, subject to the rights of series of Preferred Stock which may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series E Stock in proportion to the amount of such stock owned by each such holder.

                     (ii) Upon the completion of the distribution required by subsection a(i) of this Section 2, and subject to the rights of series of Preferred Stock which may come into existence, the holders of the Series D Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Stock, Series C Stock, Series B Stock, or Common Stock by reason of their ownership thereof, an amount per share equal to $7.00 for each outstanding share of Series D Stock held by each such holder (the "Original Series D Issue Price") plus any declared but unpaid dividends on such stock. If, upon the occurrence of such event, the assets and funds thus distributed among the

                                      -3-
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holders of the Series D Stock shall be insufficient to permit the payments to such holders of the full aforesaid preferential amount, then, subject to the rights of series of Preferred Stock which may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Stock in proportion to the amount of such stock owned by each such holder.

                     (iii) Upon the completion of the distribution required by subsections (a)(i) and (ii) of this Section 2, and subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of the Series A Stock and Series C Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series B Stock, or Common Stock by reason of their ownership thereof, an amount per share equal to $.84 and $2.60 for each outstanding share of Series A Stock and Series C Stock, respectively, held by each such holder (the "Original Series A Issue Price" and "Original Series C Issue Price", respectively) plus any declared but unpaid dividends on such stock. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Stock and Series C Stock shall be insufficient to permit the payments to such holders of the full aforesaid preferential amount, then, subject to the rights of series of Preferred Stock which may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution upon completion of the distribution required by subsection (a)(i) and (ii) of this Section 2 shall be distributed ratably among the holders of the Series A Stock and Series C Stock in proportion to the aggregate liquidation preference to which each such holder is entitled.

                     (iv) Upon the completion of the distribution required by subsections (a)(i), (ii) and (iii) of this Section 2, and subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of the Series B Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the price paid for a share of Series B Stock pursuant to the terms of the agreement by which the shares of Series B Stock were first issued (the "Original Series B Issue Price") for each share of Series B Stock held by each such holder plus any declared but unpaid dividends on the Series B Stock. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock which may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution upon completion of the distribution required by subsections (a)(i), (ii) and (iii) of this Section 2 shall be distributed ratably among the holders of the Series B Stock in proportion to the amount of such stock owned by each such holder.

                     (v) Upon the completion of the distributions required by subsections (a)(i), (a)(ii), (a)(iii) and (a)(iv) of this Section 2, and subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation.

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               (b)   A consolidation or merger of the Corporation with or into
any other corporation or corporations (other than a merger of the Corporation into its wholly-owned subsidiary) which results in the Corporation's stockholders immediately prior to such transaction not holding at least 20% of the voting power of the surviving or continuing entity, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 80% of the voting power of the Corporation is disposed of, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2, with additional implementing provisions as specified in Section 5.

          3.   Redemption.     The Preferred Stock is not redeemable.
               ----------

          4.   Conversion.     The holders of the Series A Stock, the
               ----------
Series B Stock, the Series C Stock, the Series D, and the Series E Stock shall have conversion rights (the "Conversion Rights") as follows:

               (a)  Right to Convert.
                    ----------------

                    (i) Each share of Series A Stock, Series B Stock, Series C Stock, Series D Stock, and Series E Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Stock, the Series B Stock, the Series C Stock, the Series D Stock, or the Series E Stock, respectively, into such number of fully paid and nonassessable shares of Common Stock equal to the quotient determined by dividing the Initial Conversion Price (as hereinafter defined) for such share of Preferred Stock by the respective Conversion Price (as hereinafter defined) for such share in effect at the time of conversion.

                    (ii) Each share of Series A Stock, Series B Stock, Series C Stock, Series D Stock, and Series E Stock shall automatically be converted into shares of Common Stock at the Conversion Price then in effect for such series of Preferred Stock immediately upon the consummation of the Corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which is not less than $15.00 per share (appropriately adjusted to reflect subsequent stock dividends, stock splits, or recapitalizations) and $12,000,000 in the aggregate.

                           All certificates evidencing shares of Series A Stock,
Series B Stock, Series C Stock, Series D Stock, and Series E Stock which are required to be surrendered for automatic conversion in accordance with the foregoing provision shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and cancelled and the shares of the Series A Stock, Series B Stock, Series C Stock, Series D Stock, and Series E Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

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               (b)   Conversion Price. As used in this Article FOURTH, the
                     ----------------
term "Conversion Price" shall mean, for each share of Series A Stock, Series B Stock, Series C Stock, Series D Stock, and Series E Stock, the Initial Conversion Price as adjusted from time to time pursuant to the provisions of this Section 4, and the term "Initial Conversion Price" shall mean, for each share of Series A Stock, $.84 per share, for each share of Series B Stock, the Original Series B Issue Price per share, for each share of Series C Stock, $2.60 per share, for each share of Series D Stock, $7.00 per share, and for each share of Series E Stock, $8.35 per share.

               (c)   Mechanics of Conversion. Before any holder of the Series
                     -----------------------
A Stock, the Series B Stock, the Series C Stock, the Series D Stock, or the Series E Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such holder, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such holder to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, or Series E Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of such shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, or Series E Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

               (d)   Conversion Price Adjustments for Series A Stock, Series
                     -------------------------------------------------------
B Stock, Series C Stock, Series D Stock and Series E Stock. The respective
----------------------------------------------------------
Conversion Price for the Series A Stock, the Series B Stock, the Series C Stock, the Series D Stock, and the Series E Stock shall be subject to adjustment from time to time as follows:

                     (i) (A) If the corporation shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the applicable Conversion Price for the Series A Stock, the Series B Stock, the Series C Stock, the Series D Stock, or the Series E Stock in effect immediately prior to the issuance of such Additional Stock, the respective Conversion Price for the Series A Stock, Series B Stock, Series C Stock, Series D Stock, or Series E Stock, as applicable, in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to the

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quotient obtained by dividing the total computed under clause (x) below by the total computed under clause (y) below as follows:

                                        (x)  an amount equal to the sum of

                                        (1)  the aggregate purchase price of all
                     shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, or Series E Stock, as applicable, sold pursuant to the agreement to which shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, or Series E Stock, as applicable, are first issued (the "Series A Stock Purchase Agreement," the "Series B Stock Purchase Agreement," the "Series C Stock Purchase Agreement," the "Series D Stock Purchase Agreement," or the "Series E Stock Purchase Agreement," as applicable), plus

                                        (2)  the aggregate consideration, if
                     any, received by the Corporation for all Additional Stock issued on or after the date of the Series A Stock Purchase Agreement (the "Series A Purchase Date"), the Series B Stock Purchase Agreement (the "Series B Purchase Date"), the Series C Stock Purchase Agreement (the "Series C Purchase Date"), the Series D Stock Purchase Agreement (the "Series D Purchase Date"), or the Series E Stock Purchase Agreement (the "Series E Purchase Date"), as applicable, other than shares of Common Stock issued or issuable upon conversion of such series of Preferred Stock:

                                        (y)  an amount equal to the sum of

                                        (1)  the aggregate purchase price of the
                     shares of Series A Stock sold pursuant to the Series A Stock Purchase Agreement, shares of Series B Stock sold pursuant to the Series B Stock Purchase Agreement, shares of Series C Stock sold pursuant to the Series C Stock Purchase Agreement, shares of Series D Stock, or shares of Series E Stock sold pursuant to the Series E Stock Purchase Agreement, as applicable, divided by the Conversion Price for such shares of Series A Stock in effect at the Series A Purchase Date, Series B Stock in effect at the Series B Purchase Date, Series C Stock in effect at the Series C Purchase Date, Series D Stock in effect at the Series D Purchase Date, or Series E Stock in effect at the Series E Purchase Date, as applicable (or such higher or lower Conversion Price for the Series A Stock, Series B Stock, Series C Stock, Series D Stock, or Series E Stock, as applicable, as results from the application of subsections 4(d)(iii) and (iv) and assuming that these Articles there in effect as of the Series A Purchase Date, Series B Purchase Date, Series C Purchase Date, Series D Purchase Date, or Series E Purchase Date, as applicable), plus

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                                        (2)  the number of shares of Additional
                     Stock issued since the Series A Purchase Date, Series B Purchase Date, Series C Purchase Date, Series D Purchase Date, or Series E Purchase Date, as applicable (increased or decreased to the extent that the number of such shares of Additional Stock shall have been increased or decreased as the result of the application of subsections 4(d)(iii) and (iv) hereof).

                                  (B)   No adjustment of the respective
Conversion Price for the Series A Stock, Series B Stock, the Series C Stock, Series D Stock, or Series E Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections
(E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                                  (C)   In the case of the issuance of Common
Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                                  (D)   In the case of the issuance of Common
Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                                  (E)   In the case of the issuance (whether
before, on, or after the Series A Purchase Date, Series B Purchase Date, Series C Purchase Date, Series D Purchase Date, or Series E Purchase Date, as applicable) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii) below:

                                        1.   The aggregate maximum number of
               shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

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

                                        2.   The aggregate maximum number of
               shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

                                        3.   In the event of any change in the
               number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights, or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the respective Conversion Price of the Series A Stock, the Series B Stock, the Series C Stock, the Series D Stock, or the Series E Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                        4.   Upon the expiration of any such
               options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the respective Conversion Price of the Series A Stock, the Series B Stock, the Series C Stock, the Series D Stock, or the Series E Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                        5.   The number of shares of Common
               Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

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

                                  (ii)  "Additional Stock" shall mean any shares
of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by the Corporation after the Series A Purchase Date, the Series B Purchase Date, the Series C Purchase Date, the Series D Purchase Date, or the Series E Purchase Date, as applicable, other than

                                        (A)  shares of Common Stock issued
                     pursuant to a transaction described in subsection 4(d)(iii) hereof, or

                                        (B)  shares of Common Stock issuable or
                     issued to employees, directors or consultants of the Corporation directly or pursuant to a stock benefit plan approved by the Board of Directors of the Corporation, so long as the total number of such shares so issued since the date of inception of the Corporation does not exceed 1,261,000 (net of repurchased shares and canceled options), or

                                        (C)  shares of Common Stock issued upon
                     conversion of the Series A Stock, Series B Stock, Series C Stock, Series D Stock, or Series E Stock.

                                  (iii) In the event the Corporation should at
any time or from time to time after the Series E Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the respective Conversion Price for the Series A Stock, Series B Stock, Series C Stock, Series D Stock, and Series E Stock shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                                  (iv)  If the number of shares of Common Stock
outstanding at any time after the Series E Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the Record date of such combination, the respective Conversion Price for the Series A Stock, Series B Stock, Series C Stock, Series D Stock, and Series E Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

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               (e)   Other Distributions.  In the event the Corporation shall
                     -------------------
declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) then, in each such case for the purpose of this subsection 4(e), the holders of the Series A Stock, Series B Stock, Series C Stock, Series D Stock, and Series E Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

               (f)   Recapitalizations.  If at any time or from time to time
                     -----------------
there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger, or sale of assets transaction provided for elsewhere in this Section 4 or Section 5), provision shall be made so that the holders of the Series A Stock, the holders of the Series B Stock, the holders of the Series C Stock, the holders of the Series D Stock, and the holders of the Series E Stock shall thereafter be entitled to receive, upon conversion of such Preferred Stock, the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, an appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Stock, the holders of the Series B Stock, the holders of the Series C Stock, the holders of the Series D Stock, and the holders of the Series E Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

               (g)   No Impairment.  The Corporation will not, by amendment of
                     -------------
its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Stock, the holders of the Series B Stock, the holders of the Series C Stock, the holders of the Series D Stock, and the holders of Series E Stock against impairment.

               (h)   No Fractional Shares and Certificate as to Adjustments.
                     ------------------------------------------------------

                     (i) No fractional shares shall be issued upon conversion of the Series A Stock, Series B Stock, Series C Stock, Series D Stock, or Series E Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Such rounding shall be based on the total number of shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, or Series E Stock such respective holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                     (ii) Upon the occurrence of each adjustment or readjustment of the respective Conversion Price of the Series A Stock, Series B Stock, Series C Stock, Series D Stock, or Series E Stock pursuant to this
Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment, and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written, reasonable request of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Preferred Stock.

               (i)   Notices of Record Date.  In the event of any taking by
                     ----------------------
the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (j)   Reservation of Stock Issuable Upon Conversion.  The
                     ---------------------------------------------
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Stock, Series B Stock, Series C Stock, Series D Stock, and Series E Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Stock, Series B Stock, Series C Stock, Series D Stock, and Series E Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Stock, Series B Stock, Series C Stock, Series D Stock, and Series E Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

               (k)   Notices.  Any notice required by the provisions of this
                     -------
Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

          5.   Merger, Consolidation.
               ---------------------

               (a)   At any time, in the event of:

                     (i) any transaction or series of related transactions effectuated by the corporation (including, without limitation, any reorganization, merger or consolidation) which will result in the corporation's shareholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least 20% of the voting power of the surviving or continuing entity, or

                     (ii) a sale of all or substantially all of the assets of the corporation, unless the corporation's shareholders immediately prior to such sale will, as a result of such sale, hold (by virtue of securities issued as consideration for the corporation's sale) at least 20% of the voting power of the purchasing entity, then, subject to the rights of series of Preferred Stock which may from time to time come into existence, the proceeds of such transaction shall be distributed as specified in Section 2 above as if such transaction were a liquidation, dissolution or winding up of the Corporation.

               (b) Any securities to be delivered to the holders of the Preferred Stock pursuant to subsection 5(a) above shall be valued as follows:

                     (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                           (A)    If traded on a securities exchange, the value
shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day calendar period ending three (3) days prior to the closing:

                           (B)    If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day calendar period ending three (3) days prior to the closing; or

                           (C)    If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by the corporation and the holders of Preferred Stock which would be entitled to receive such securities or the same type of securities and which Preferred Stock represents at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                     (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i) (A),
(B), or (C) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of Preferred Stock which would be entitled to receive such securities or the same type of securities and which represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

               (c) In the event the requirements of subsection 5(a) are not complied with, the corporation shall forthwith either:

                     (i) cause such closing to be postponed until such time as the requirements of this Section 5 have been complied with, or

                     (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of Series A Stock, the holders of Series B Stock, the holders of Series C Stock, the holders of Series D Stock, and the holders of Series E Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 5(d) hereof.

               (d) The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 5, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein: provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the shares of Series A, Series B, Series C, Series D, and Series E Stock then outstanding, voting together as a single class.

               (e) The provisions of this Section 5 are in addition to the protective provisions of Section 7 hereof.

          6.   Voting Rights.  The holder of each share of Series A Stock,
               -------------
Series B Stock, Series C Stock, Series D Stock, and Series E Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the By-Laws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

          7.   Protective Provisions.
               ---------------------

               (a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, and Series E Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the voting power of the then outstanding shares of such Series A Stock, Series B Stock, Series C Stock, Series D Stock, and Series E Stock, voting together as a single class:

                     (i) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, the Series A Stock, the Series B Stock, the Series C Stock, the Series D Stock, or the Series E Stock with respect to voting, dividends or upon liquidation;

                     (ii) pay or declare any dividend on its Common Stock or any other junior equity security other than a dividend in Common Stock of the Corporation;

                     (iii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants, or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost plus interest upon the occurrence of certain events, such as the termination of employment; provided, further, that this restriction shall not apply to the repurchase of shares of Common Stock pursuant to the Second Restated Investors' Rights Agreement between the Corporation and certain of its stockholders dated on or about February 22, 1996;

                     (iv) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of;

                     (v) increase the authorized number of shares of Preferred Stock; or

                     (vi) adversely alter or change the rights, preferences or privileges of the shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, or Series E Stock.

          8.   Status of Converted Stock.  In the event any shares of Preferred
               -------------------------
Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation, and the Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

          (C)  Common Stock.
               ------------

               (1)   Dividend Rights.  Subject to the prior rights of holders
                     ---------------
of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

               (2)   Liquidation Rights.  Upon the liquidation, dissolution,
                     ------------------
or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Division (B) of this Article FOURTH.

               (3)   Redemption.  The Common Stock is not redeemable.
                     ----------

               (4)   Voting Rights.  The holder of each share of Common Stock
                     -------------
shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the By-Laws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

     FIFTH:    Board of Directors.
               ------------------

          (A)  General.  Except as otherwise provided in this Certificate of
               -------
Incorporation or a certificate of designation relating to the rights of the holders of any series of Preferred Stock, voting separately by series, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be as fixed from time to time by or pursuant to the By-
Laws of the Corporation (the "By-Laws").    No director of the Corporation (a
"Director") need be a stockholder.

          (B)  Classification.  The Directors, other than those who may be
               --------------
elected by the holders of any series of Preferred Stock voting separately by series, shall be classified with respect to the time for which they severally hold office into three separate classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible, and shall be adjusted from time to time in the manner specified in the By-Laws of the Corporation to maintain such proportionality. Each initial Director in Class I shall hold office for a term expiring at the 1999 annual meeting of stockholders. Each initial Director in Class II shall hold office initially for a term expiring at the 1998 annual meeting of stockholders. Each initial Director in Class III shall hold office for a term expiring at the 1997 annual meeting of stockholders. Notwithstanding the foregoing provisions of this Article Fifth, each Director shall serve until such Director's successor is duly elected and qualified or until such Director's earlier death, resignation or removal. At each annual meeting of stockholders, the successors to the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified or until any such Director's earlier death, resignation or removal.

          (C)  Election, By-Laws.  In furtherance of and not in limitation of
               -----------------
powers conferred by statute, it is further provided:

               (a) Election of Directors need not be by written ballot.

               (b) The Board of Directors is expressly authorized to adopt, amend, modify or repeal the By-Laws by the affirmative vote of a majority of the directors then in office.

     This Article FIFTH shall not be amended, modified or repealed in any manner, directly or indirectly, except by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) or more of all votes entitled to be cast.

     SIXTH:    Limitation on Liability.  No Director of the Corporation shall be
               -----------------------
personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a Director, provided that this provision shall not limit the liability of a Director (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the Director derived an improper personal benefit.

          If the DGCL any other statute of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of Directors of the Corporation, then the liability of a Director of the Corporation shall be limited to the fullest extent permitted by the statutes of the State of Delaware, as so amended, and such elimination or limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a Director provided by the foregoing provisions of this Article SIXTH.

          This Article SIXTH shall not be amended, modified or repealed in any manner, directly or indirectly, except by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) or more of all votes entitled to be cast. Any repeal of or amendment to this Article SIXTH shall be prospective only and shall not adversely affect any limitation on the liability of a Director of the corporation existing at the time of such repeal or amendment.

     SEVENTH:  Indemnification.  To the extent permitted by law, the Corporation
               ---------------
shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

          To the extent permitted by law, the Corporation may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

          The Corporation may advance expenses (including attorneys' fees) incurred by a Director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the Director or officer to repay such amount if it shall ultimately be determined that such Director or officer is not entitled to indemnification.
The Corporation may advance expenses (including attorneys' fees) incurred by an employee or agent in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Board of Directors deems appropriate.

          This Article SEVENTH shall not be amended, modified or repealed in any manner, directly or indirectly, except by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) or more of all votes entitled to be cast.

     EIGHTH:   Actions by Stockholders.  Except as otherwise provided herein or
               -----------------------
in the Corporation's By-Laws or required by applicable law, if a quorum is present at a meeting of the Stockholders, action on a matter other than the election of directors shall be approved if the votes cast favoring the action exceed the votes cast opposing the action, including, without limitation, approval of a plan of merger or share exchange or a sale of all or substantially all of the assets of the Corporation.

     Upon the closing of an underwritten initial public offering of the Company's Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders, and may not be effected by any consent in writing by such stockholders, unless such consent is unanimous. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.

     NINTH:    Amendment.  The Corporation reserves the right to amend, alter,
               ---------
change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and the Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

     TENTH:    Incorporator.  The name and mailing address of the sole
               ------------
incorporator is Nancy A. Spangler, 1200 19th Street, N.W., Washington, D.C.
20036.

     IN WITNESS WHEREOF, the undersigned, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make, file and record this Certificate and does hereby certify that the facts herein stated are true, and accordingly hereto sets his hand this 16th day of October, 1996.


                                        /s/ Nancy A. Spangler
                                        -------------------------------------
                                        Nancy A. Spangler, Incorporator

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

          Production Group International, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

          That by unanimous written consent of the Board of Directors of the Corporation, resolutions were duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth amendments to the Certificate of Incorporation of the Corporation and declaring said amendments to be advisable. The stockholders of the Corporation waived notice of the time, place and purpose of a special meeting of the stockholders and duly approved said amendment by written consent in accordance with Sections 228 and 242 of the General Corporation law of the State of Delaware. The resolutions setting forth the amendments are as follows:

          RESOLVED. That the Certificate of Incorporation be amended so that the
          --------
price referenced in Article FOURTH(B)(4)(a)(ii) shall be changed from "$15.00 per share" to "$9.00 per share."

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President this 24th day of October, 1996.

                                   PRODUCTION GROUP INTERNATIONAL, INC.


                                   By: /s/ Mark N. Sirangelo
                                      --------------------------------
                                      Mark N. Sirangelo
                                      President